Exhibit 7

FIFTH AMENDMENT AND WAIVER TO
STOCKHOLDERS AGREEMENT

This Fifth Amendment and Waiver to Stockholders Agreement (the “Amendment”) is made effective as of the 24th day of February, 2008, by and between (a) Getty Images, Inc., a Delaware corporation (the “Company”), and (b) Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Mark H. Getty, Jonathan D. Klein, RBC Trustees (C.I.) Limited, as Trustee of The October 1993 Trust, and Abacus Trust Company Limited, as Trustee of the JD Klein Family Settlement (as successor by assignment from Crediton Limited).

RECITALS

A.           The parties entered into that certain Stockholders Agreement, dated as of February 9, 1998, as amended and supplemented by a Deed of Adherence, dated as of February 28, 1999, a Deed of Amendment, dated as of February 28, 1999, the Third Amendment to Stockholders Agreement, dated as of May 1, 2003, and the Fourth Amendment and Waiver to Stockholders Agreement, dated as of October 4, 2006 (the Stockholders Agreement as amended and supplemented is referred to as the “Stockholders Agreement”).

B.           The Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 24, 2008, by and among Abe Investment, L.P., a Delaware limited partnership, Abe Acquisition Corp., a Delaware corporation, and the Company, whereby Abe Acquisition Corp. will merge with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth in the Merger Agreement.

C.           Concurrently with the execution and delivery of the Merger Agreement, Getty Investments, The October 1993 Trust and Mark H. Getty (collectively, the “Rollover Investors”) have executed an Interim Investors Agreement (the “Interim Investors Agreement”), dated as of February 24, 2008, pursuant to which each Rollover Investor has made certain representations, warranties and covenants regarding, inter alia, such Rollover Investor’s power over its Shares (as defined in the Stockholders Agreement) and the absence of agreements or arrangements obligating such Rollover Investor to transfer or cause to be transferred any of such Shares.

D.           In order to induce Abe Investment, L.P. and Abe Acquisition Corp. to enter into the Merger Agreement and proceed with the Merger, the parties hereto agree to waive compliance with provisions of the Stockholders Agreement that might cause the Rollover Investors to breach the Interim Investors Agreement and any other agreement entered into in connection with the Merger.

E.           Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows.

1.           Waiver.  Effective immediately prior to the Effective Time (as defined in the Merger Agreement), compliance with all provisions of Article III of the Stockholders Agreement is hereby waived with respect to the Rollover Investors.

2.           Full Force and Effect.  All other provisions of the Stockholders Agreement not otherwise waived or modified herein shall remain in full force and effect in accordance with their terms.

3.           Termination of Merger Agreement.  If the Merger Agreement hereafter terminates in accordance with its terms, this Amendment shall be void and of no effect, and all provisions of the Stockholders Agreement shall be restored to full force and effect with respect to the Rollover Investors.

4.           Governing Law.  The terms and conditions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

5.           Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment and Waiver to Stockholders Agreement effective as of the date first written above.

GETTY IMAGES, INC.

By: /s/ Jonathan D. Klein
Name/Title: Jonathan D. Klein, Chief Executive Officer

GETTY INVESTMENTS L.L.C.

By: /s/ Jan D. Moehl
Name/Title: Jan D. Moehl, Officer

/s/ Mark H. Getty
MARK H. GETTY, individually

/s/ Jonathan D. Klein
JONATHAN D. KLEIN, individually

RBC TRUSTEES (C.I.) LIMITED, as Trustee of The October 1993 Trust

By: /s/ Philip James Jackman Le Vesconte
Philip James Jackman Le Vesconte
Authorised Signatory

ABACUS TRUST COMPANY LIMITED, as Trustee of The JD Klein Family Settlement

By: /s/ Alexander F. Monee
Name/Title: Alexander F. Monee, Authorised Signatory